Exhibit 10.30

CORPORATE POLICY

Subject: Severance — Officers

Policy Number: 3-254.1

Control Point: Director — Employee Relations

Approval Authority: EVP — Human Resources

Signature: Paul George [Signature on original kept by Legal]

Summary of Policy

This policy sets forth the eligibility requirements and amount of Severance Pay available to Eligible Officers. Defined terms are italicized. Please see Appendix A for definitions.

I.  Under what circumstances is Severance Pay provided?

Freddie Mac provides Severance Pay to a Severance Eligible Officer pursuant to the terms of this Policy. In addition, in the event an employee becomes a Severance Eligible Officer as a result of a Reduction in Force, Freddie Mac also provides Notice Pay, even if the Severance Eligible Officer does not sign an Agreement and Release of Claims.

A Severance Eligible Officer’s employment is terminated as of the Separation Date. Such former officer’s eligibility to receive any benefit from or to continue participation in other plans maintained by the corporation is governed by the terms and provisions of those plans.

II.  What procedures are followed to determine severance eligibility?

Business-area management will submit to the Human Resources Division for review any proposed termination of employment (including any proposed voluntary separation that could result in Severance Pay) or proposed offer of Comparable Employment prior to discussing the same with the impacted employee. The Employee Relations Department of the Human Resources Division determines whether the employee is a Severance Eligible Officer, and interprets and applies this policy.

Employee Relations, after consulting with business-area management and the Legal Division, also determines whether a job position to be offered to an Eligible Officer is Comparable Employment. Eligible Officers will be evaluated for Comparable Employment, if at all, based on criteria including (but not limited to) their historical performance ratings and management’s assessment of relative skills.

After Employee Relations determines that the employee is a Severance Eligible Officer, business-area management provides Notice to the Severance Eligible Officer. Business-area management will give Notice in advance of the Separation Date, if at all, to the extent that advance notification is consistent with business circumstances or required by law.

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Business-area management, after consulting with Employee Relations, also establishes the Separation Date of a Severance Eligible Officer. Business-area management may require an Eligible Officer to provide services to Freddie Mac up to and including the Separation Date as a condition of being a Severance Eligible Officer.

III.  What is required for a Severance Eligible Officer to receive Severance Pay?

As a condition of receiving Severance Pay, a Severance Eligible Officer must sign an agreement and release of claims. Freddie Mac has exclusive discretion to determine what terms will be included within the agreement and release of claims. Among other things, the agreement and release of claims may contain provisions related to the following:

✓ Full release of claims
✓ Non-participation in claims against Freddie Mac
✓ Notice of receipt of subpoenas
✓ Treatment of confidential information
✓ Non-competition
✓ Non-solicitation of Freddie Mac employees
✓ Notice of future employment
✓ Return of Freddie Mac property
✓ Non-disparagement
✓ Obligation to reasonably cooperate
✓ Damages in the event of breach
✓ Preclusion and/or restriction from future Freddie Mac employment

If a Severance Eligible Officer does not receive two-weeks of advance Notice of his/her Separation Date from Freddie Mac, and does not execute an agreement and release of claims proffered by the corporation, then the officer will receive two weeks’ pay following his/her Separation Date in lieu of advance Notice, and will receive no Severance Pay.

IV.  What is the Severance Period of a Severance Eligible Officer?

The suggested Severance Period of a Severance Eligible Officer is stated in Table A. If the Severance Eligible Officer is entitled to receive Notice Pay, then his/her Severance Period shall be the Severance Period specified in the applicable Table, minus the number of days of Notice Pay he/she is entitled to receive. In no event will a Severance Eligible Officer receive less than four weeks of Severance Pay in addition to Notice Pay. Freddie Mac has discretion to vary the length of the Severance Period and accordingly the amount of Severance Pay an officer receives.

If the officer has executed an written agreement with the company prior to receiving Notice that specifies a Severance Period different from what is provided below, then the length of the Severance Period is as specified in that agreement, and will be in addition to the Notice Pay.

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TABLE A
Severance Period for Eligible Officers

Competed Service	Severance Period
< 1 year	2 months
< 2 years	3 months
< 3 years	4 months
< 4 years	5 months
< 5 years	6 months
< 6 years	7 months
< 7 years	8 months
< 8 years	9 months
< 9 years	10 months
< 10 years	11 months
> 10 years	12 months

V.  How does a Severance Eligible Officer receive his/her Severance Pay?

A Severance Eligible Officer has the option of receiving his/her Severance Pay in periodic payments coinciding with Freddie Mac’s standard payroll procedures. Alternatively, the Severance Eligible Officer may receive his/her Severance Pay in a Lump Sum. If the Severance Eligible Officer elects periodic payments, he/she may be eligible to continue his/her participation in certain benefits plans at a reduced cost, in accordance with the terms of those plans.

If a former officer receiving Severance Pay dies before receiving his/her entire Severance Pay, then Freddie Mac will pay the balance to the former employee’s beneficiaries entitled by will or applicable law to receive such benefit.

VI.  When does a Severance Eligible Officer have to elect Lump Sum or Periodic Payments?

A Severance Eligible Officer must elect whether to receive his/her Severance Pay in a Lump Sum or in periodic payments on or before the date on which he/she signs the required agreement and release of claims. Failure to make an election by this time will result in the Severance Eligible Officer receiving his/her Severance Pay in a Lump Sum.

VII.  Restriction On Specified Employees.

If a Severance Eligible Officer is a Specified Employee, then he/she will not begin receiving his/her Severance Pay until six (6) months following his/her Separation Date, consistent with Prop. Treas. Reg. 1.409A-3(g)(2), or any successor thereto. If the Severance Eligible Officer elected to receive his/her Severance Pay in periodic payments within the required election period, then he/she shall receive six months of Severance Pay in a Lump Sum upon the expiration of the six-month wait period, and then will receive the balance of his/her Severance Pay in periodic payments according to the company’s standard payroll procedures.

VIII.  What happens to Severance Pay upon re-employment by Freddie Mac?

If a former officer receiving Severance Pay is re-employed by Freddie Mac before the end of the Severance Period, the former officer will forfeit any remaining unpaid Severance Pay. If the former officer received his/her Severance Pay as a

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Lump Sum, and becomes re-employed by Freddie Mac before the end of the Severance Period, Freddie Mac reserves the right to require that some or all of the amount be repaid as a condition of re-employment.

IX.  Where can officers find additional information about Freddie Mac’s severance benefits?

Officers may find additional information about Freddie Mac’s severance benefits in Freddie Mac’s Severance Summary Plan Description.

X.  Reservation of Rights

Freddie Mac reserves the right to amend or terminate this Policy or any of its provisions at any time for any reason in its sole discretion without giving rise to legal liability. Nothing in this Policy is intended nor shall be interpreted to create a contract of employment or alter the at-will employment relationship that otherwise may exist between Freddie Mac and such employee, or otherwise limit the discretion of either Freddie Mac or such employee to terminate the employment relationship at any time for any reason.

Effective Date: March 1, 2008

☐ New
☒ Replaces Policy 3-254.1 dated January 15, 2007

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Appendix A
Definitions

Comparable Employment	Comparable Employment will be assessed on a case-by-case basis. Exact criteria the company will use include each of the following, all of which must be met for the position to be deemed comparable.

• The content of the job to which the employee may be assigned. To be comparable, the new position must require substantially the same skill set and technical knowledge.

• The commuting distance associated with the new position. To be comparable, the new position must not increase the commuting distance for the employee by more than 50 miles, or increase the commuting distance for the employee such that the total commuting distance exceeds 90 miles.

• To be comparable, the employee’s base salary must not decrease by more than 10%.

Eligible Officer	An employee who is appointed by Freddie Mac as an officer of the corporation.

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Gross Misconduct	The occurrence or existence of any of the following:

✓ Recurrent or flagrant insubordination related to core job duties and responsibilities;

✓ Stealing property belonging to Freddie Mac, another employee, or other theft in connection with employment;

✓ Committing fraud, including computer fraud;

✓ Willfully destroying property;

✓ Inflicting bodily harm on another employee, threatening another employee with a weapon, or conviction (including any plea of nolo contendere) of a crime;

✓ Committing harassment;

✓ Engaging in discriminatory behavior;

✓ Recurring or habitual tardiness or absenteeism which has resulted in a written reprimand;

✓ Intentionally disclosing or intentionally misusing Confidential Information (as that term is defined in the Freddie Mac policy, Code of Conduct, or applicable restrictive covenant and/or confidentiality agreement between the employee and Freddie Mac);

✓ Negligently disclosing or negligently misusing Confidential Information (as that term is defined in the Freddie Mac policy, Code of Conduct, or applicable restrictive covenant and/or confidentiality agreement between the employee and Freddie Mac) resulting in a significant adverse impact on Freddie Mac or on the business of Freddie Mac; or

✓ A material breach of any provision of any written policy of Freddie Mac required by law or established to maintain compliance with applicable legal or regulatory requirements.

Loss of Confidence	Determination by senior executive management in its sole discretion that it no longer maintains a high level of confidence in an Eligible Officer’s decisions, judgment and/or conduct.

Lump Sum Payment	Upon a Severance Eligible Officer’s election, or if the Severance Eligible Officer fails to make an election, Freddie Mac will pay the total Severance Pay in a single lump sum payment. The corporation will not make such payment until after: (1) the Severance Eligible Officer has executed an agreement and release of claims acceptable to Freddie Mac, (2) any applicable revocation period noted in the agreement and release of claims has expired without the Severance Eligible Officer revoking the agreement and release of claims, and (3) (applicable only to Specified Employees) six months has elapsed since the Separation Date.

Notice	Oral or written communication from business-area management to a Severance Eligible Officer about the termination of the officer’s employment, Separation Date, and expectations concerning his/her continued provision of services to Freddie Mac during the period between the Notice and the Separation Date.

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Notice Pay	The dollar amount of pay based on the number of days of continued pay required by applicable federal and/or state law upon triggering events, such as group layoffs that occur within a legally defined period of time. Laws that would trigger Notice Pay include, but are not limited to, the federal Worker Adjustment and Retraining Notification (“WARN”) Act.

Position Elimination	Loss of job due to company reorganization or job abolishment.

Reduction in Force	An elimination of a certain minimum number of jobs that occurs within a defined time-period and triggers a requirement to pay Notice Pay. Laws that would require Notice Pay include (but are not limited to) the federal WARN Act.

Separation Date	The date on which a Severance Eligible Officer’s employment with Freddie Mac terminates.

Severance Eligible Officer	An Eligible Officer whose position is eliminated due to a Reduction in Force, job abolishment, or Loss of Confidence.

An Eligible Officer is not a Severance Eligible Officer if such employee:

✓ at the time of Notice is classified as a temporary employee pursuant to Policy 3-221, Worker Classifications (as may be amended, replaced or redesignated from time to time);

✓ is terminated for engaging in Gross Misconduct;

✓ is regularly scheduled to work fewer than twenty (20) hours per week as of his/her receipt of Notice;

✓ is on “Leave of Absence” status as defined in Policy 3-236, Other Excused Absences (as may be amended, replaced or redesignated from time to time), for thirty (30) or more calendar days as of his/her receipt of Notice unless otherwise provided by law;

✓ fails to provide services to Freddie Mac in accordance with the Notice;

✓ resigned employment as a result of a new assignment or reporting relationship;

✓ received a written offer of employment from a Successor, which is an entity that acquires (through consolidation, reorganization, transfer, sublease, assignment or otherwise) all or substantially all of the business or assets of any business unit of Freddie Mac, or an entity that contracts with Freddie Mac to perform activities of the business unit in which the employee is assigned contemporaneous with the commencement of the contractual relationship; or

✓ received a written offer of Comparable Employment from Freddie Mac.

Severance Pay	The dollar amount that will be paid to a Severance Eligible Officer during the Severance Period, calculated using the Severance Eligible Officer’s base salary (which does not include items such as overtime, bonus and/or commissions) and/or actual hours of work as of the Separation Date.

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Severance Period	The period during which Severance Pay will be provided to a Severance Eligible Officer. The length of the Severance Period is based on the Severance Eligible Officer’s continuous service date or, if he/she previously received Severance Pay from Freddie Mac, then on his/her latest date of hire. The Severance Period begins the day following the Separation Date. Freddie Mac has discretion to vary the length of the Severance Period.

Sometimes, a Severance Eligible Officer may have received some, but not all, of his/her Severance Pay because he/she became re-employed by the company before the end of the Severance Period. In that event, Employee Relations will determine his/her continuous service date for purposes of this policy based on his/her rehire date and on the amount of Severance Pay he/she previously received.

If the Severance Eligible Officer has a written agreement with Freddie Mac that provides for a Severance Period that is different than the Severance Period specified in Table A, then the Severance Period shall be as specified in the written agreement.

Specified Employee	A Severance Eligible Officer who is identified by Freddie Mac in its sole discretion as of the Separation Date as a “specified employee” as defined in Prop. Treas. Reg. 1.409A-1(i), or any successor thereto, and whose Severance Pay is determined by Freddie Mac to be subject to section 409A of the Internal Revenue Code.